Exhibit 11

SHELDAHL, INC. AND SUBSIDIARY
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share data)

                                       	For The Nine Months Ended

                                          	May 29,      	May 29,
                                           	1998         	1997
Basic earnings per share

Weighted average number of issued
   shares outstanding	                      9,267	       8,952
                                         	=======     	=======

Net loss                               	$(32,663)    	$(4,971)

Convertible preferred dividends
 accrued                                   	(455)           	-
                                         	_______	     _______

Net loss applicable to common
 shareholders                           $(33,118)	    $(4,971)
                                         	=======	     =======

Net loss per common share                	$(3.57)     	$(0.56)
                                         	=======     	=======


Diluted earnings per share

Weighted average number of issued
   shares outstanding                      	9,267       	8,952

Effect of preferred stock under
   treasury method                             	-           	-

Effect of exercise of stock options
   under the treasury stock method             	-	           -
                                         	_______	     _______

Weighted average shares outstanding used
   to compute basic earnings per share     	9,267       	8,952
                                         	=======	     =======

Net loss                               	$(32,633)	    $(4,971)

Convertible preferred dividends
 accrued                                   	(455)           	-
                                         	_______	     _______

Net loss applicable to common
 shareholders                          	$(33,118)    	$(4,971)
                                         	=======	     =======

Net loss per common share                	$(3.57)     	$(0.56)
                                         	=======	     =======
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                                      	For The Three Months Ended

                                         	May 29,      	May 29,
                                          	1998	         1997
Basic earnings per share

Weighted average number of issued
   shares outstanding                     	9,634       	8,989
                                        	=======     	=======

Net loss                              	$(19,024)	    $(1,711)

Convertible preferred dividends
 accrued                                   	(96)          	-
                                        	_______	    _______

Net loss applicable to common
 shareholders                         	$(19,120)   	$(1,711)
                                        	=======	    =======

Net loss per common share	               $(1.98)    	$(0.19)
                                        	=======	    =======


Diluted earnings per share

Weighted average number of issued
   shares outstanding                     	9,634      	8,989

Effect of preferred stock under
   treasury method                            	-	          -

Effect of exercise of stock options
   under the treasury stock method            	-          	-
                                        	_______	    _______

Weighted average shares outstanding used
   to compute basic earnings per share    	9,634      	8,989
                                        	=======	    =======

Net loss                              	$(19,024)   	$(1,711)

Convertible preferred dividends
 accrued                                   	(96)          	-
                                        	_______	    _______

Net loss applicable to common
 shareholders	                         $(19,120)   	$(1,711)
                                        	=======    	=======

Net loss per common share    	           $(1.98)	    $(0.19)
                        	                =======	    =======